Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

September 8, 2010

Hewlett-Packard Company

FRN due September 13, 2012

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)

Trade Date:	September 8, 2010

Settlement Date:	September 13, 2010

Maturity Date:	September 13, 2012

Aggregate Principal Amount Offered:	$800,000,000

Coupon:	3-month USD LIBOR+12.5 basis points

Price to Public (Issue Price):	100%

Benchmark:	3-month USD LIBOR

Spread to Benchmark:	+12.5 basis points

Re-offer Yield:	3-month USD LIBOR+12.5 basis points

Interest Payment and Reset Dates:	Quarterly on the 13th of March, June, September and December of each year, beginning on December 13, 2010

Method of Calculation:	Actual/360

Optional Redemption:	May not be redeemed before maturity

CUSIP:	428236 BA0

Denominations:	$2,000 × $1,000

Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Banc of America Securities LLC BNP Paribas Securities Corp. Goldman, Sachs & Co. HSBC Securities (USA) Inc. UBS Securities LLC Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Barclays Capital Inc. at 1-888-603-5847, (2) Citigroup Global Markets Inc. at 877-858-5407, or (3) J.P. Morgan Securities LLC at 212-834-4533.